Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NDS Group plc (“the Company”) for the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme, and the NDS Group plc Sharesave Scheme, of our report dated July 25, 2004, with respect to the balance sheets of NDS Technologies Israel Limited as of June 30, 2004 and 2003 and the related statements of income, changes in shareholders’ equity and cash flows for each of the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

Jerusalem, Israel
September 12, 2005

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